Exhibit 99.1

September 18, 2018

Western Uranium Provides Market Update

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the ”Company”) is pleased to provide the following updates. Western has continued to benefit from the positive momentum in the prices of both uranium and vanadium as its resource values have accreted strongly during 2018.

SAGE MINE PROJECT UPDATE:  On June 8, 2018, Western announced the signing of a Letter Agreement (“Agreement”) with Battery Mineral Resources Nevada Inc., a wholly-owned subsidiary of Battery Minerals Resources Limited (“BMR”) to form a joint venture for vanadium development at the Sage Mine Project (“Sage”). On August 15, 2018, Western announced that BMR provided notification of their desire to exercise the purchase option rather than pursue a joint venture. The change in transaction approach caused each party to seek amendments to the transaction. Consequently, the parties have not been able to reach an amended agreement and have mutually agreed to discontinue the transaction. Western will continue to focus on monetizing its high-grade vanadium resources and baseload production either directly or through an alternative transaction in order to enhance shareholder value.

PROMISSORY NOTE REPAYMENT: The $500,000 promissory note which was secured by the Colorado and Utah mineral properties acquired in the August 18, 2014 transaction between Pinon Ridge Mining LLC, a wholly owned subsidiary of Western, and Energy Fuels Holding Corporation was paid in full on August 31, 2018. The San Rafael Uranium Project, Sunday Mine Complex, Van 4 Mine, and the Sage Mine Project which were formerly secured by a first priority interest are now held by the Company free and clear of encumbrances.

SECTION 232 URANIUM INVESTIGATION UPDATE: On January 17, 2018, two U.S. uranium mining companies filed a petition requesting that the United States Department of Commerce (“Commerce”), initiate a Section 232 investigation into uranium imports. On July 18, 2018, U.S. Secretary of Commerce Wilbur Ross announced the launch of an investigation studying the national security impact caused by uranium imports. This initialized a 270-day period, until April 2019, to study the issue and deliver a report for President Trump’s consideration. Commerce opened up a comment period on July 25, 2018 through September 10, 2018 however due to public requests, the comment period was extended until September 25, 2018. Approximately, 800 comment letters have already been submitted, including a letter from Western in support of the petitioner proposed remedy of reserving 25% of the U.S. uranium market for U.S. producers.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States, and development and application of ablation mining technology.

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

970-864-2125

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

908-872-7686

rklein@western-uranium.com